Exhibit 99.1

GS FINANCIAL CORP. DECLARES DIVIDEND

    Metairie, Louisiana, October 20, 2010 – Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp.  (Nasdaq: “GSLA”), holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on October 19, 2010, declared a quarterly cash dividend of $.10 per share.  The dividend is payable to shareholders of record as of November 2, 2010 and will be paid on November 17, 2010.

    GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a federally chartered savings association, in the metropolitan New Orleans area.

Contact:	GS Financial Corp.
Stephen E. Wessel
Lettie Moll
(504) 457-6220